EXHIBIT 10.1
AMENDED AND RESTATED

CADIZ – FENNER VALLEY FARM LEASE

(this “Lease”)

1. Parties
Cadiz Real Estate LLC (“Cadiz”), a wholly-owned subsidiary of Cadiz Inc., is the owner of approximately 45,000 acres of land and the subsurface strata, inclusive of the unsaturated soils and appurtenant water rights located in San Bernardino County, California and more particularly identified on Exhibit “A” attached hereto (the ”Cadiz Property”).

Fenner Valley Farm, LLC (referred to herein as “FVF”) is a private company that is managed by Water Asset Management, LLC, an investor in water-related assets and the manager of equity funds focused on water resources investments.

This Lease amends and restates in its entirety that certain Cadiz-Water Asset Management Lease, dated December 23, 2015, by and among Cadiz, Cadiz Inc. and Water Asset Management, LLC (the “Prior Lease”).  Water Asset Management, LLC assigned all of its rights and obligations under the Prior Lease to FVF.

2. Leased Property
2,100 acres within the Cadiz Property, as more particularly described on Exhibit “B” attached hereto (subject to the proviso in the first sentence of Section 5, “Leased Property”) along with Cadiz’s interest in all improvements located thereon and corresponding rights and appurtenances, including, but not limited to, the right to use underlying water, as limited by the terms of this Lease, required for farming the Leased Property consistent with existing permits, free and clear of all liens and encumbrances other than the lien and encumbrance in favor of Wells Fargo (as defined herein). The Leased Property is located within a portion of the Cadiz Property zoned for agricultural use and containing approximately 9,600 acres as more particularly identified on Exhibit “C” attached hereto (the “Cadiz Farm Property”). The Leased Property includes the non-exclusive easement to access and utilize the Cadiz Property and any rights of way, improvements, and infrastructure located on or appurtenant to the Cadiz Property as reasonably necessary for FVF’s use and enjoyment of the Leased Property; provided that Cadiz’ development of new infrastructure to carry-out the Cadiz Water Project or embark in farming activities is expressly excluded from this provision, and FVF shall not be entitled to such easement to the extent it interferes with Cadiz’s pursuit of such Cadiz Water Project or farming activities.

Effective as of the Effective Date and only for so long as this Lease remains in effect or FVF owns the Leased Property, Cadiz hereby assigns to FVF all of its rights and obligations, including providing acreage to farm within the 2,100 acres leased herein by FVF and delivering water as provided in and to that certain lease, dated as of July 1, 2013, as amended and restated as of February 3, 2015 (the “Limoneira Lease”), between Cadiz and Limoneira Company for a portion of the Leased Property, a copy of which is attached hereto as Exhibit “D”, including, without limitation, the right to receive any payments thereunder (including any payments of Base Rent and Net Cash Flow, as such terms are defined in the Limoneira Lease) and the right to enforce the terms of the Limoneira Lease, and Cadiz may not exercise any rights under the Limoneira Lease during the Term except as otherwise provided in this Lease. Cadiz shall continue to be responsible for the Cadiz BuyOut Right and Limoneira’s Tag Right (as each such term is defined in the Limoneira Lease) and shall have the sole right to exercise the Cadiz BuyOut Right. Further, Cadiz will have the right to enforce the Limoneira Lease upon at least ten (10) business days’ advance written notice to FVF if FVF fails to do so. Cadiz shall notify Limoneira Company of such assignment of rights and obligations on the Effective Date.

On or prior to the Effective Date (as defined below), Cadiz shall provide FVF with an ALTA 2006 Plain Language Title Insurance Commitment with respect to the Leased Property (the “Commitment”) that identifies any and all instruments recorded against the Leased Property (together with legible copies of the recorded instruments), and a customary recognition, subordination and non-disturbance agreement (in recordable form and otherwise in form and substance reasonably acceptable to FVF) executed by the holder of any lien recorded against the Leased Property that is senior to this Lease and is not otherwise automatically subordinated according to its terms in a manner sufficient for FVF’s title insurance company to insure the subordinated nature of such lien and FVF’s option to lease additional property pursuant to Section 5 of this Lease and Cadiz’s Repurchase Right pursuant to Section 13 of this Lease.

Further, (i) during the Term, unless and until doing so interferes with Cadiz's pursuit of the Cadiz Water Project or Cadiz farming activities (at which point, FVF shall vacate and cease use of the applicable adjacent property), FVF may use the Cadiz Property adjacent to the Leased Property for green waste removal or renewable energy uses for no charge and (ii) as the parties may mutually agree in writing from time to time during the Term, temporary housing and other dwelling structures may be located adjacent to or near the Leased Property for purposes of housing FVF’s employees working on the Leased Property. Terms associated with such temporary housing facilities will be agreed to in writing by the parties at reasonable market rates (for the avoidance of doubt but subject to the proviso in the first paragraph of this Section 2, any use of the Cadiz Property by FVF that is incidental and reasonably necessary to FVF’s farming operations on the Leased Property (including storing a reasonable amount of items on the Cadiz Property adjacent to the Leased Property for use on the Leased Property) shall be without charge and shall not be subject to Cadiz’s consent).

3. Exclusivity
Water Asset Management, LLC, on the one hand, and Cadiz and Cadiz Inc. (collectively, the “Company”), on the other hand, have entered into that certain non-binding letter of intent (the “Term Sheet”) regarding, among other things, a certain loan facility (the “FVF Loan Facility”) proposed to be provided by Water Asset Management, LLC (or an affiliate thereof) in an amount equal to $55,000,000 and the right to convert such loan facility into a 99 year ground lease on the Cadiz Farm Property. By virtue of execution of this Lease, the parties agree that the Term Sheet is hereby amended to (i) decrease the size of the FVF Loan Facility to $43,000,000 (or, if less, the amount of Cadiz’s senior secured indebtedness as of the date of closing of the FVF Loan Facility), to provide that the FVF Loan Facility, if consummated, shall be funded no later than February 22, 2016 and to provide that the Term Sheet shall terminate on (but not prior to) February 22, 2016 and (ii) provide for the right of FVF to convert the FVF Loan Facility, in whole or in part from time to time, into a 99 year ground lease on the portion of the Cadiz Farm Property not subject to this Lease (or, in the event of a partial conversion of the FVF Loan Facility, a pro rata portion of the Cadiz Farm Property not subject to this Lease that is identified by FVF). In other words, if the transaction set forth in the Term Sheet is consummated, there will exist (y) a 99 year ground lease on the Leased Property in favor of FVF, and (z) a Loan Facility from FVF (or its affiliate) in the amount of $43,000,000 (or, if less, the amount of Cadiz’s senior secured indebtedness as of the date of closing of the FVF Loan Facility).

In order to induce FVF to enter into this Lease, from the date of this Lease through February 22, 2016 (and, in the case of clause (y), such date shall be extended through the 30th day after FVF does not exercise its option to lease additional acreage as set forth in Section 5 below), neither the Company nor any of its affiliates nor any of its or their respective officers, employees, directors, agents or other representatives (including financial advisors) will (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person (as defined below) (w) relating to the sale or issuance of any debt securities of the Company or the refinancing of the Company’s senior secured indebtedness, (x) with respect to any recapitalization or reorganization of the Company, (y) regarding any sale or disposition of, or grant of any lease, license or option with respect to, the Cadiz Farm Property or (z) to enter into any other transaction that would frustrate or impede the consummation of the transaction contemplated by the Term Sheet (any of the transactions described in clauses (w), (x), (y) and (z) being referred to herein as a “Competing Transaction”), or (b) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Competing Transaction. This exclusivity may be terminated sooner as provided in Section 4.

Nothing herein shall prevent the Company from issuing equity securities in connection with a working capital raise (provided, that, the proceeds of such working capital raise do not obviate the necessity for the Company to consummate the transaction contemplated by the Term Sheet) or from pursuing any further right to extend its existing loan facility.

As used in this Lease, the term “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

4. Lease Payment
Prior to the execution of this Lease, FVF paid into an escrow account maintained by a nationally recognized title insurance company selected by FVF, as escrow agent, $12 million (the “Lease Payment”).  No later than one (1) business day following satisfaction of the Release Conditions (as defined below), FVF shall instruct the escrow agent to release the escrowed funds (the date of release of the Lease Payment to Cadiz or its designees is hereinafter referred to as the “Closing Date”) so long as the Release Conditions are satisfied on or prior to February 15, 2016.   On the Closing Date, Cadiz hereby directs FVF to release $10.5 million of the Lease Payment directly to Wells Fargo, as agent on behalf of the Company’s senior secured lenders (the “Repayment Amount”), with the balance to the Company for costs and expenses associated with this transaction (including attorneys’ fees of the Company, the Agent and FVF, subject to the cap set forth in Section 19) and working capital. The release of the Lease Payment to Cadiz or its designees on the Closing Date shall be subject to the satisfaction of the following conditions precedent (the “Release Conditions”) on or prior to February 15, 2016 (which conditions precedent may be waived by FVF, in its sole and absolute discretion): (x) Cadiz Inc. will provide a written officer’s certificate certifying that Cadiz Inc. is in a position to, and upon receipt of the Lease Payment and disbursement of the proceeds thereof as provided herein shall, satisfy the conditions in clauses (i) and (ii) to the proviso in “Maturity Date” (as defined in the senior secured credit agreement of Cadiz Inc.) to prevent the maturity date from changing from June 30, 2017 to the earlier date of March 5, 2016; (y) receipt by the Company of any requisite consents or releases to the grant of the lease to FVF of the Leased Property and to the assignment of the rights and obligations of Cadiz under the Limoneira Lease and to any of the other provisions of this Lease not permitted by the Company’s senior secured credit agreement as in effect on the date hereof, including but not limited to any required consents or releases and waivers from the Company’s senior secured lenders; and (z) receipt by FVF of a customary recognition, subordination and non-disturbance agreement (in recordable form) executed by the holder of any lien which is senior to this Lease and is not otherwise automatically subordinated according to its terms in a manner sufficient for FVF’s title insurance company to insure the subordinated nature of such lien, recorded against the Leased Property (including the lien in favor of Wells Fargo Bank, N.A., or its successors or assigns (“Wells Fargo”), as agent on behalf of the Company’s senior secured lenders) in form and substance reasonably acceptable to FVF; provided, further that the parties agree with respect to the lien in favor of Wells Fargo, subsection (z) hereof may be satisfied by the delivery of such executed recognition, subordination and non-disturbance agreement by Wells Fargo, in the form approved by FVF, to a nationally recognized title insurance company selected by FVF with the only condition of release thereof being the receipt by Wells Fargo of the Repayment Amount.  After receipt of the Commitment, FVF will promptly notify Cadiz of any existing lien holder, if any, in addition to Wells Fargo that will be required to sign off on the customary recognition, subordination and non-disturbance agreement. If any of the Release Conditions have not been satisfied by February 15, 2016 and FVF has not closed on the transaction set forth in the Term Sheet, then, at FVF’s request, the parties shall deliver a joint request to cause the escrowed funds to be released to FVF and, in such event, this Lease shall terminate and be of no further force and effect and the parties will have no further rights or obligations to each other under this Lease.

Each of Cadiz and FVF shall act in good faith and in a manner designed to promptly satisfy the Release Conditions. If for any reason, customary documents necessary to satisfy all of the Release Conditions are provided to FVF, and Cadiz and FVF are unable to promptly agree within three (3) days following FVF’s receipt thereof that the documents (to the extent executed by the requisite parties other than FVF) satisfy the Release Conditions, then the exclusivity to FVF shall terminate on two (2) days’ written notice from Cadiz to FVF.

Cadiz, Inc. hereby covenants that it will send the Extension Payment Notice (as defined in the senior secured credit agreement of Cadiz Inc.)  to the existing senior secured lenders of Cadiz Inc. in accordance with the terms of the credit agreement governing such senior secured indebtedness on or after February 23, 2016 but not later than February 25, 2016; provided, however, Cadiz Inc. shall only deliver the Extension Payment Notice if the existing senior secured indebtedness of Cadiz Inc. has not been refinanced, in full, on or prior to such date.

5. Initial Lease; Option to Lease Additional Acreage
Cadiz hereby leases to FVF, and FVF hereby leases from Cadiz, the Leased Property; provided that the portion of the Leased Property represented by San Bernardino County Assessor Parcel Number: 0556-311-50-0000 (the “Delayed Leased Property”) shall not become part of the Leased Property and shall not be leased to FVF until such time as (i) Cadiz has provided evidence to FVF that is reasonably satisfactory to FVF that Cadiz is the legal owner of such parcel and (ii) Cadiz is able to provide FVF with an ALTA 2006 Plain Language Title Insurance Commitment with respect to the Delayed Leased Property (the “Delayed Property Conditions”).  If Cadiz has not satisfied the Delayed Property Conditions by the 180th day following the Closing Date, then Cadiz shall offer to FVF available Cadiz Farm Property of approximately 40 acres with substantially equivalent value and use as the Delayed Leased Property (and, to the extent possible, adjacent to the Leased Property) (the “Substitute Property”) and FVF shall have the right to either (y) accept such Substitute Property as part of the Leased Property in lieu of the Delayed Leased Property or (z) grant Cadiz an additional 180 days to satisfy the Delayed Property Conditions, subject, however, to the right of FVF to elect to accept such Substitute Property at any time prior to Cadiz’s satisfaction of the Delayed Property Conditions.  Tenant shall notify Wells Fargo of the parties joint intention to revise the legal description to add either the Delayed Leased Property or Substitute Property prior to any change in the legal description for the Leased Property pursuant to this Section 5.

Additionally, in the event FVF does not close on the transaction set forth in the Term Sheet by the Closing Date, but this Lease remains in effect (and Cadiz has not notified FVF, and does not notify FVF within ten (10) business days after FVF provides written notice to Cadiz and Wells of its intent to exercise any option described in this Section 5, of its exercise of the Cadiz Lease Termination Option or Repurchase Right in accordance with Section 13), FVF shall have the option to expand the Leased Property by leasing from Cadiz (or any successor owner of the Cadiz Farm Property) additional tracts within the Cadiz Farm Property as follows (and otherwise on terms consistent with those set forth herein):

(1) A tract containing approximately 2,093 contiguous acres to be designated by FVF (in its good faith and reasonable discretion and which is adjacent to the Leased Property) by delivering written notice to Cadiz on or before June 1, 2016 and paying Cadiz an amount equal to an additional $12,000,000 by wire transfer of immediately available U.S. funds on or before June 1, 2016;

(2) An additional tract containing approximately 2,093 contiguous acres to be designated by FVF (in its good faith and reasonable discretion and which is adjacent to the Leased Property, as expanded by the first option parcel described in item (1) above) by delivering written notice to Cadiz on or before September 1, 2016 and paying Cadiz an amount equal to an additional $12,000,000 by wire transfer of immediately available U.S. funds on or before September 1, 2016; and

(3) An additional tract containing approximately 3,314 contiguous acres to be designated by FVF (in its good faith and reasonable discretion and which is adjacent to the Leased Property, as expanded by the first and second option parcels described in items (1) and (2) above) by delivering written notice to Cadiz on or before December 22, 2016 and paying Cadiz an amount equal to an additional $19,000,000 by wire transfer of immediately available U.S. funds on or before December 22, 2016.

Any proceeds paid by FVF to Cadiz in connection with the exercise of any expansion option described in this Section 5, net of any fees and transactions costs incurred in connection therewith, shall be used solely to repay the senior secured indebtedness of Cadiz, Inc., with any remaining proceeds to be applied toward mandatory prepayments, if applicable, of the outstanding convertible notes of Cadiz Inc.

FVF’s use of the El Paso Pipeline will increase proportionally with the exercise of each expansion option described in this Section 5. In the event that a payment date was missed, FVF has an additional 30 days to exercise each option set forth above and preserve its exclusivity. In the event one of the 30 day periods expires without the payment being made, the exclusivity and remaining options will terminate.

6. Effective Date; Lease Term
This Lease shall be effective as of the Closing Date (the “Effective Date”) (provided that Sections 1, 3, 4, 6 and 15 through 20 shall be effective as of the last date this Lease is executed by the parties hereto), and shall expire ninety-nine (99) years following the Effective Date, or as earlier terminated pursuant to this Lease (the “Term”).

7. Use of Leased Property
The Leased Property is leased to FVF for the following purposes:

▪ The planting, growing, and harvesting of agricultural crops and other uses incidental thereto.

If FVF desires to use the Leased Property for any other purpose, FVF shall seek the written consent of Cadiz, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, it shall not be unreasonable for Cadiz to withhold its consent if such other desired use of the Leased Property is inconsistent with the then-existing use of the other portions of the Cadiz Property, including implementation of the Cadiz Water Project, and would have a material adverse effect on such other portions of the Cadiz Property. If Cadiz fails to notify FVF in writing that Cadiz reasonably disapproves FVF’s consent request within ten (10) business days after Cadiz receives such consent request, then FVF shall deliver a second notice to Cadiz, stating in bold type on the first page thereof “URGENT - FINAL NOTICE,” and if Cadiz fails to respond within 5 days thereafter, then Cadiz shall be deemed to have granted its consent to the change of use requested by FVF. Subject to compliance with the obligations assigned to FVF under the Limoneira Lease: FVF need not operate the Leased Property or conduct business of any nature on the Leased Property;  FVF may discontinue operation of the Leased Property at any time or from time to time; and FVF may vacate the Leased Property.

Cadiz hereby represents that a conditional use permit from the County of San Bernardino is not required for agricultural use of the Leased Property.

In connection with any farming activities that FVF may conduct on the Leased Property, FVF shall carry on such activities in accordance with commercially reasonable husbandry and farming practices and sound management in accordance with sustainable farming practices and in such a manner that does not degrade the aquifer underlying the Leased Property. FVF shall not use or permit the use of the Leased Property or the underlying groundwater for any unlawful purpose or in any way that will interfere with Cadiz’s use of the portion of its property not included in the Leased Property.

8. Water Infrastructure and Supply
Consistent with the well field design established by Cadiz or any well field design hereafter established by FVF and approved in writing by Cadiz (which approval shall be granted by Cadiz if Cadiz determines in its good faith and reasonable judgment that such well field design is compatible with the exportation of water and consistent with Cadiz’s then current design), FVF has the right to construct any additional infrastructure that may be necessary in order to access groundwater underlying the Cadiz Property for its irrigation purposes on the Leased Property. If FVF elects to construct such infrastructure, then FVF shall be responsible for well maintenance and infrastructure constructed by FVF, including mains and laterals (if any).

The water supply source for the Leased Property shall be from the underlying groundwater, and FVF shall have the right to access such groundwater from the Leased Property for use thereon consistent with this Lease.  The maximum water supply to which FVF is entitled each year shall be the average annual quantity of groundwater underlying the Cadiz Property in each year put to beneficial use on the Leased Property over the previous 10 years, such amount not to be less than 5 acre-feet per acre (the “Total Water Allowance”). For illustration purposes only, if FVF leases 2,100 acres in such year, its Total Water Allowance shall be no less than 10,500 acre-feet.  To the extent additional water is available pursuant to the Cadiz groundwater pumping permit on an annual basis and Cadiz is not otherwise putting such water to beneficial use, then supplemental supply would be made available to FVF for use on its 2,100 acres, subject to compliance with any water delivery obligations under the Limoneira Lease (it being acknowledged that such additional water being made available shall not adversely affect Cadiz in a governmental adjudication or similar proceeding).

9. Taxes and Assessments
FVF shall pay, when due, all real property, personal property and/or any other type of tax or assessment relating exclusively to the Leased Property accruing during the Term (prorated for any partial tax year and further apportioned if the Leased Property is part of a larger tax parcel), including taxes or assessments attributable to any alterations, additions or improvements made to the Leased Property by FVF or attributable to FVF’s personal property or fixtures.

10. Maintenance and Repairs; Utilities
All farming operations on the Leased Property shall be done at the sole cost and expense of FVF, and FVF agrees to keep the Leased Property free and clear of all liens or claims of any kind for labor or material, and agrees to keep the Leased Property and the crops thereon free of any labor claims of any kind or nature, other than liens or claims being contested in good faith by appropriate proceedings.

FVF agrees that it will not commit any material physical waste or suffer any material physical waste to be committed on the Leased Property and that at all times during the Term, it will keep and maintain all improvements now on the Leased Property, or that shall be constructed on the Leased Property during the Term, in as good order, condition and repair as reasonable use and wear thereof will permit, damage by the elements excepted.

FVF will observe, comply and conform to all applicable laws of the State of California and all applicable ordinances of the County of San Bernardino, affecting the use or occupation of the Leased Property, including without limitation all laws and ordinances relating to the transportation and use of fertilizer and other chemicals.

During the Term, FVF will keep and maintain in good order, condition and repair all subsurface irrigation pipelines, valves and headgates, and other subsurface structures and pipelines on the Leased Property used for the purposes of controlling the flow of water within the Leased Property.

Cadiz shall have no obligation to construct, operate, maintain or repair the Leased Property or any rights of way (except as set forth below), improvements and infrastructure thereon.  Cadiz shall maintain in good condition and repair all rights of way covered by the easement granted to FVF in Section 2 of this Lease.

11. Insurance
FVF agrees to obtain and keep in force during the Term workers’ compensation, general liability and such other insurance coverages as deemed reasonably necessary by Cadiz to protect against any liability for personal injury or property damage to the public incident to FVF’s use of or resulting from any accident occurring on or about the Leased Property. The commercial liability policy shall insure any contingent liability of Cadiz and shall name Cadiz and Fee Mortgagee as an additional insured. Such policies shall also provide for at least twenty (20) days written notice by the insurer to Cadiz prior to any cancellation thereof.

12. Cadiz’s Right of Entry and Inspection
Cadiz, its agents or attorneys, shall have the right at all reasonable times to enter upon the Leased Property to inspect, to determine if FVF is complying with the terms of this Lease. In exercising Cadiz’s right of entry, Cadiz shall use all commercially reasonable efforts to minimize any interference with FVF’s use and operation of the Leased Property.

13. Cadiz Lease Termination Option
For a period of twenty (20) years following the Effective Date of this Lease (such last date thereof, the “Cadiz Lease Termination Option Expiration Date”), Cadiz shall have an option to terminate this Lease (“Cadiz Lease Termination Option”) upon ninety (90) days’ advance written notice to FVF at a price equal to the sum of the following three items (collectively, the “Purchase Price”): 1) the Lease Payment plus a ten percent (10%) compounded annual (365 days) return to FVF through the closing date of the repurchase (“10% Return”); provided however, (y) the amount of such payment shall not be less than $14,400,000; and (z) if the transaction contemplated by the Term Sheet is consummated, the 10% Return shall automatically (and retroactively) increase to a twenty percent (20%) compounded annual return to FVF from the Effective Date through the closing date of such repurchase; and; 2) reimburse FVF for the actual cost of (i) any farming related infrastructure incurred by FVF on the Leased Property and (ii) any water related infrastructure incurred by FVF on the Leased Property and any water equipment adjacent to or used to farm the Leased Property (regardless of whether such water equipment is located on the Leased Property), in each case, plus 8% per annum compounded annually, as well as the actual costs of any water-transfer related investments; and 3) reimburse any actual development expenses incurred by FVF, working in coordination with Cadiz, for the El Paso Pipeline up to $1,000,000, plus a 3x multiple return to FVF on the amount of such development expenses (“Development Expense Return”) (for the avoidance of doubt, the maximum Development Expense Return would be $3,000,000). In addition, if FVF exercises any expansion option described in Section 5 above, a similar provision will apply.

In the event (x) Cadiz does not exercise the Cadiz Lease Termination Option on or prior to the Cadiz Lease Termination Option Expiration Date, or (y) Wells Fargo declares an event of default under Cadiz Inc.’s senior secured indebtedness and accelerates the indebtedness due and owing thereunder by Cadiz Inc. (or such indebtedness automatically accelerates under the terms of Cadiz Inc.’s senior secured indebtedness), FVF shall have the right to purchase the Leased Property for $1.00 (“Lease Purchase Option”), which Lease Purchase Option is memorialized in that certain option agreement attached hereto as “Exhibit E”.   In the event FVF exercises the Lease Purchase Option, Cadiz or any successor-in-interest shall have the right, on or prior to the twentieth (20th) anniversary of the Effective Date, to purchase the Leased Property free and clear of this Lease from FVF at a price equal to the Purchase Price (the “Repurchase Right”).

If, in accordance with the terms of the recognition, subordination and non-disturbance agreement with Wells Fargo, Wells Fargo exercises certain rights on behalf of Cadiz (including the Cadiz Lease Termination Option or the Repurchase Right), FVF shall be entitled to comply with the exercise of any such rights by Wells Fargo, and the Company shall indemnify, defend and hold FVF harmless from its compliance with the exercise of any such rights by Wells Fargo.

The Company shall promptly send to FVF a notice of an event of default delivered to the Company under its senior secured credit agreement.

Cadiz and FVF shall, on the Closing Date, enter into a definitive agreement in recordable form (and otherwise in form and substance reasonably acceptable to the parties and the Company’s senior secured lenders) documenting the Lease Purchase Option and Repurchase Right. Cadiz and FVF shall act in good faith and in a manner designed to promptly agree upon the form of such definitive agreement.

The parties acknowledge that the agreements contained in this Lease are an integral part of the transactions contemplated by this Lease and that, upon exercise of the Cadiz Lease Termination Right or the Repurchase Right, the payment of the Purchase Price is not a penalty, but rather is liquidated damages in lieu of all other damages in a reasonable amount that will compensate FVF for the efforts and resources expended and opportunities foregone and for losses and damages likely to be incurred or suffered as a result of the exercise of the Cadiz Lease Termination Right or the Repurchase Right, which amount would otherwise be impossible to calculate with precision.

14. Pipeline Usage Agreement
In the event that FVF notifies Cadiz at any time after 3 years from the Effective Date (the “FVF Pipeline Notice”)  that FVF has negotiated a binding long term contract (which binding long term contract is reasonably capable of being performed within a reasonable period of time) to export up to 4,364 acre feet of water per year through the El Paso Pipeline (“Pipeline Usage Agreement”), and Cadiz has not exercised the Cadiz Lease Termination Option, Cadiz shall have an additional right to terminate this Lease (the “Pro Rata Termination Option”), upon written notice provided by Cadiz to FVF within fifteen (15) days following receipt of the FVF Pipeline Notice, with such termination to be effective 75 days’ from written notice delivered to FVF with respect to the portion of the Leased Property relating to the amount of water subject to the Pipeline Usage Agreement, calculated as the amount of water utilized per the Pipeline Usage Agreement divided by the Total Water Allowance (“Pro Rata Amount”). In such event, Cadiz shall pay to FVF, simultaneous with Cadiz’s termination notice, the Purchase Price for the Pro Rata Amount (as determined in accordance with Section 13 above, including all amounts set forth in clauses 1), 2) and 3) of Section 13 above as if Cadiz had exercised the Cadiz Lease Termination Option). In the event that Cadiz does not exercise the Pro Rata Termination Option within 180 days of such notice by FVF, FVF shall have the right to enter into the Pipeline Usage Agreement provided that FVF agrees to pay to Cadiz a fee of 10% of FVF’s net profit from the Pipeline Usage Agreement.

During the Term, FVF shall have the right to use the El Paso Pipeline consistent with existing or acquired permits to export up to 21.82% of the available capacity of acre feet of water or import up to 21.82% of the available capacity of acre feet of water.

15. Default
The failure by FVF to observe any of the material covenants, conditions or provisions of this Lease, other than the payment of money, where such failure shall continue for a period of thirty (30) days after written notice of such failure from Cadiz to FVF, provided, however, that if the nature of FVF’s default is such that more than thirty (30) days are reasonably required for its cure, FVF will have such additional reasonable period to cure the default provided FVF diligently prosecutes such cure to completion (“FVF Default”).

The failure by Cadiz to observe any of the material covenants, conditions or provisions of this Lease, where such failure shall continue for a period of thirty (30) days after written notice of such failure from FVF to Cadiz, provided, however, that if the nature of Cadiz’s default is such that more than thirty (30) days are reasonably required for its cure, Cadiz will have such additional reasonable period to cure the default provided Cadiz diligently prosecutes such cure to completion (“Cadiz Default”).

16. Termination
This Lease shall terminate upon the earliest of the following:

▪ The expiration of the Term; provided, however, to the extent not prohibited by applicable law, FVF shall have a right to renew the Term for another 99 years (or such maximum term, not to exceed 99 years, that is permitted by applicable law) on terms and conditions reasonably acceptable to Cadiz and FVF;

▪ At the option of Cadiz by written notice to FVF, upon the occurrence and continuance of a FVF Default;

▪ At the option of FVF, upon the occurrence of a Cadiz Default but subject to receipt by FVF of the amounts due and owing under Section 13 above as if Cadiz had exercised the Cadiz Lease Termination Option;

▪ Exercise by Cadiz of the Cadiz Lease Termination Option but subject to receipt from Cadiz of the amounts due and owing under Section 13 above; and

▪ Closing of the sale pursuant to the exercise by FVF of the Lease Purchase Option.

▪ Exercise by Cadiz of the Repurchase Right but subject to receipt by FVF of the amounts due and owing under Section 13 above as if Cadiz had exercised the Repurchase Right.

Upon termination of this Lease by FVF or Cadiz or the exercise of the Repurchase Right by Cadiz (other than in respect of FVF’s exercise of the Lease Purchase Option) and receipt by FVF of any amounts due and owing to it by Cadiz as set forth above, FVF shall quit and surrender the Leased Property to Cadiz. FVF shall promptly execute, acknowledge and deliver to Cadiz such instruments of further assurance as in the reasonable opinion of Cadiz are necessary or desirable to confirm or perfect Cadiz’s rights, title and interest in and to the Leased Property. The provisions of this paragraph shall survive the expiration or termination of this Lease. Upon termination, FVF shall have no further right or interest in or to the Leased Property or any part thereof.

17. Indemnification
Cadiz shall not be liable in any manner for any loss, damage or injury to any person or the property of FVF or that of its agents or employees, or to any other person(s) or the property of such person(s) invited or permitted by FVF to come upon or about the Leased Property, or to any other person(s) who enters upon or about the Leased Property whether invitees, by trespass or otherwise, by reason of anything done, permitted to be done or suffered or admitted to be done, by FVF or its agents or employees or otherwise unless caused by the gross negligence or willful misconduct of Cadiz or its agents or employees. FVF agrees to indemnify and save harmless Cadiz and its officers, directors, agents, employees, successors and assigns from any and all such liability, damage, cost and expense, to protect Cadiz against any claim that may be made, or action that may be brought against Cadiz related to FVF’s use and operation of the Leased Property, and pay all reasonable costs and expenses of such protection and defense; provided, however, the foregoing indemnity will not apply to matters arising from the gross negligence or willful misconduct of Cadiz or its agents or employees, or from the existence of pre-existing adverse matters affecting the Leased Property, including, without limitation, the presence of hazardous materials existing on the Leased Property as of the Effective Date.

Cadiz agrees to indemnify and save harmless FVF, its officers, directors, agents, employees, successors and assigns from any and all liability, damage, cost and expense suffered by FVF directly resulting from contamination of the Leased Property or the water supplied by Cadiz hereunder, provided that such contamination is caused by an agent, contractor, or employee of Cadiz. Cadiz further agrees to indemnify and save harmless FVF, its officers, directors, agents, employees, successors and assigns from any and all liability, damage, cost and expense suffered by FVF (including reasonable attorneys’ fees and costs) directly resulting from actions or causes of actions against FVF that seek to prevent, enjoin or otherwise prohibit FVF from its intended use of the Leased Property.

18. Attorneys’ Fees
If either FVF or Cadiz has to institute legal proceedings of any kind or character to compel performance of any of the covenants or conditions to be paid, kept or performed under this Lease, the party recovering judgment shall have and recover all attorneys’ fees and costs incurred in connection with any such legal proceedings.

19. Binding Nature; General Provisions
The provisions of this Lease shall be binding upon the parties and their successors and permitted assigns. Except for any Fee Mortgage (and anyone whose title derives directly or indirectly from a Fee Mortgagee, including a purchaser at any foreclosure sale held under a Fee Mortgage) or as set forth under any customary recognition, subordination or non-disturbance agreement between Fee Mortgagee, Cadiz and FVF, Cadiz shall not have the right to assign, sublease and otherwise transfer this Lease or any interest therein (in whole or in part) without the express written consent of FVF. Upon written notice to Cadiz (including, if applicable, notice under Section 20), FVF shall have the right to pledge, mortgage and assign its rights under this Lease without the consent of Cadiz, subject to the permitted use of the Leased Property as provided in Section 7. After FVF assigns this Lease and the assignee assumes it, the assignor shall have no obligation or liability under this Lease arising after the date of such assignment and provided further that FVF provides Cadiz with a copy of such executed assignment.

The validity and interpretation of this Lease shall be governed by the laws of the State of California.

All individuals executing this Lease on behalf of the respective parties represent and warrant that they have the capacity and have been duly authorized to so execute the same. On the Closing Date, the Company shall reimburse FVF for its reasonable out of pocket fees and expenses (including reasonable attorneys’ fees) incurred in connection with the negotiation, preparation and documentation of this Lease, subject to a cap of $75,000.

Any and all notices shall be given by a party to the other party in writing by delivery of such notice to such party personally or by certified or registered mail addressed to the party as set forth on the signature page of this Lease or such other address as delivered to the other party pursuant to this paragraph. In the case of notices by mail, notice shall be deemed to have been received forty-eight (48) hours after the date of deposit in the United States mail.

No waiver of any breach of any of the covenants, agreements, restrictions and conditions of this Lease shall be construed to be a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions.

No remedy shall be exclusive but shall, wherever possible, be deemed cumulative with all other remedies at law or in equity.

Time is of the essence in respect to the terms and provisions of this Lease.

Neither party will issue any public statement with respect to the existence of this Lease or its contemplated transactions, nor will either party use the other party’s names or trademarks, without the other party’s prior written consent or pursuant to applicable law.

Each party agrees to cooperate in the performance of this Lease and to execute and deliver any and all reasonable documents and perform any and all acts reasonably necessary to carry out its purpose and intent.
Nothing contained in this Lease shall create a partnership, joint venture or employment relationship between the Company and FVF. Neither party shall be liable, except as otherwise expressly provided for in this Lease, for any obligations or liabilities incurred by the other party.

So long as this Lease has not been terminated, and no FVF default is continuing beyond the expiration of any applicable grace or notice and cure period, Cadiz covenants that FVF shall and may peaceably and quietly have, hold, and enjoy the Leased Property for the Term, subject to the terms of this Lease, without molestation, hindrance, or disturbance by or from Cadiz or anyone claiming by or through Cadiz or having title to the Leased Property paramount to Cadiz, and free of any encumbrance created or suffered by Cadiz.

Upon request by either FVF or Cadiz, the parties shall promptly execute, acknowledge, and deliver duplicate originals of a Memorandum of Lease, which Memorandum of Lease shall include FVF’s option to lease additional property pursuant to Section 5 of this Lease and Cadiz’s Repurchase Right pursuant to Section 13 of this Lease. Either party may record such Memorandum of Lease. Any taxes imposed upon such recording shall be paid equally by the parties. If the parties amend this Lease, then the parties shall have the same rights and obligations regarding a memorandum of such amendment as they do for the Memorandum of Lease.  Similarly, at such time as the Delayed Leased Property or Substitute Property becomes part of the Leased Property, the parties shall, upon request by either FVF or Cadiz, executive, acknowledge and deliver originals of an amendment to the Memorandum of Lease incorporating such Delayed Leased Property or Substitute Property, as applicable, and either party may record such amendment to the Memorandum of Lease.  FVF may at any time by notice to Cadiz elect to require the Memorandum of Lease to be terminated.

20. Leasehold Mortgagee Protections
Assignment and Mortgages: Upon written notice to Cadiz, FVF may, without Cadiz’s consent, assign this Lease, including any options it contains, subject to the permitted use of the Leased Property as provided in Section 7. Upon written notice to Cadiz as provided herein, FVF may also, without Cadiz’s consent, mortgage this Lease (including any options it contains) to any leasehold mortgagee(s) (each, a “Leasehold Mortgagee”), subject to the permitted use of the Leased Property as provided in Section 7.  Such notice to Cadiz shall include the identity and notice address of such Leasehold Mortgagee.  A Leasehold Mortgagee (and anyone whose title derives directly or indirectly from a Leasehold Mortgagee, including a purchaser at any foreclosure sale held under a Leasehold Mortgage) may, without Cadiz’s consent, hold a foreclosure sale of this Lease, take title to this Lease, and transfer or assign this Lease, either in its own name or through a nominee.

Priority of Fee Mortgages: Any mortgage on Cadiz’s fee estate (a “Fee Mortgage”) held by a mortgagee (a “Fee Mortgagee”) shall be subject and subordinate to this Lease including pursuant to that certain  recognition, subordination and non-disturbance agreement delivered pursuant to Section 4 hereof. Cadiz shall not enter into any Fee Mortgage that violates the previous sentence.   FVF shall not subordinate this Lease to any Fee Mortgage without consent by all Leasehold Mortgagees, which consent shall not be unreasonably withheld.  Any inconsistency between any Fee Mortgage and this Lease shall be resolved in favor of this Lease.

No Merger: If this Lease and the fee estate in the Leased Property are ever commonly held, then they shall remain separate and distinct estates and shall not merge without consent by all Leasehold Mortgagees.
Notice and Opportunity to Cure: If FVF defaults on this Lease, then Cadiz shall so notify all Leasehold Mortgagees. Each of FVF and any Leasehold Mortgagees may cure such default. Notwithstanding anything contained in this Lease to the contrary, Cadiz shall not terminate this Lease for FVF’s default unless and until Cadiz has given all Leasehold Mortgagees written notice of such default and thirty (30) days in which to cure it. If such default cannot reasonably be cured within thirty (30) days, then each Leasehold Mortgagee shall have such additional time as is reasonably necessary to cure such default, so long as it proceeds with reasonable diligence. For any default that cannot be cured without possession of the Leased Property, Cadiz shall allow such additional time as is reasonably necessary to prosecute and complete a foreclosure or equivalent proceeding and obtain possession of the Leased Property. If a Leasehold Mortgagee completes a foreclosure of this Lease, then Cadiz shall waive any noncurable defaults by FVF occurring prior to Leasehold Mortgagee obtaining possession.

Copies of Notices: No notice by Cadiz shall be effective against a Leasehold Mortgagee unless Cadiz has given a copy of such notice to such Leasehold Mortgagee.
New Lease. If this Lease terminates because of FVF’s default or because FVF rejects this Lease in bankruptcy or similar proceedings, then Cadiz shall upon request made within 30 days of such termination, enter into a new lease with the most senior Leasehold Mortgagee on the same terms and with the same priority as this Lease.

Subleases: Upon written notice to Cadiz, FVF may, without Cadiz’s consent, sublease the Leased Property subject to the permitted use of the Leased Property as provided in Section 7. Cadiz shall not disturb the possession, interest, or quiet enjoyment of any subtenant.

Condemnation Awards. FVF’s share of any condemnation award shall be no less than the total condemnation award less the value of Cadiz’s remainder interest in the Leased Property considered as if unimproved and as if this Lease had not terminated. To the extent that FVF is entitled to any condemnation award, it shall be paid to the most senior Leasehold Mortgagee and, if there are no Leasehold Mortgagees, to FVF.
Casualty and Partial Condemnation: In the event of a casualty or a partial condemnation, this Lease shall continue. Any insurance proceeds or condemnation award shall be paid to Leasehold Mortgagee (who shall have the right to participate in and approve settlement of any such claim) or a trustee it designates, to be used first to restore the Leased Property. Any remainder shall be disbursed to Leasehold Mortgagee to the extent required by its loan documents, and thereafter to Cadiz and FVF in accordance with the further terms of this Lease.

Preservation of Lease. This Lease may not be amended, modified, changed, cancelled, waived, or terminated without the consent of all Leasehold Mortgagees. Cadiz shall not accept a voluntary surrender of the Lease without consent by all Leasehold Mortgagees. Any such amendment, modification, change, cancellation, termination, waiver, or surrender shall not bind any Leasehold Mortgagee or its successors or assigns unless made with such Leasehold Mortgagee’s consent. Any Leasehold Mortgagee may exercise any or all of FVF’s rights under this Lease.

Options: If this Lease contains any renewal, purchase, or extension option and FVF does not timely exercise it, then Cadiz shall promptly notify each Leasehold Mortgagee, who shall then have thirty (30) days to exercise it on FVF’s behalf.

No Personal Liability. No Leasehold Mortgagee (or anyone whose title derives from a Leasehold Mortgagee) shall have any personal liability under this Lease unless and until (and then only so long as) such Person succeeds to FVF’s interest under this Lease. Any such personal liability shall be limited to the value of the liable party’s interest in this Lease.

Estoppel Certificates. Cadiz and FVF shall, at any time and from time to time, within 20 business days and following notice by the other party, execute, acknowledge and deliver to the party which gave such notice a statement in writing certifying (a) that this Lease is unmodified and in full force and effect, or if there shall have been any modification(s) that the same is in full force and effect as modified and stating the modification(s), (b) whether or not to the best of knowledge of the signer of such certificate the other party is in default hereunder, and , if so, specifying each such default, (c) with respect to FVF, whether FVF has exercised any option to extend the term of this Lease and, if so, specifying such extension, and (d) certifying any other matter which shall be reasonably requested by Cadiz, FVF or any lender or prospective lender of Cadiz or FVF.
Future Amendments: The parties shall from time to time as necessary or desirable, cooperate in good faith to amend this Lease to accommodate any local laws relating to the Leased Property, and any then prevailing customary provisions of this Lease and ground leases in general to the extent reasonably acceptable to Cadiz acting in good faith (as well as any reasonable requests from any Leasehold Mortgagees).

No Consequential Damages: Whenever either party may seek or claim damages against the other party (whether by reason of a breach of this Lease by such party, in enforcement of any indemnity obligation, for misrepresentation or breach of warranty, or otherwise), neither Cadiz nor FVF shall seek, nor shall there be awarded or granted by any court, arbitrator, or other adjudicator, any speculative, consequential, collateral, special, punitive, or indirect damages, whether such breach shall be willful, knowing, intentional, deliberate, or otherwise. The parties intend that any damages awarded to either party shall be limited to actual, direct damages sustained by the aggrieved party. Neither party shall be liable for any loss of profits suffered or claimed to have been suffered by the other.

Conflict: If the terms of this Section 20 conflict with any other terms of this Lease, then the provisions of this Section 20 shall govern and control.

21. Precautionary Deed of Trust.
In order to protect the rights and interests of FVF in the Lease, and without prejudice to the agreement of the parties that the Lease is a true lease, Cadiz hereby grants to FVF a security interest that is represented by, will execute and deliver to FVF and authorizes FVF to record a precautionary deed of trust on the Leased Property.  At such time as the Leased Property is amended to include the Delayed Leased Property or the Substitute Property, Cadiz shall grant a security interest in such Delayed Leased Property or Substitute Property, as applicable, to FVF and shall amend the precautionary deed of trust on the Leased Property to include the Delayed Leased Property or the Substitute Property, as applicable.   FVF acknowledges that the precautionary deed of trust in favor of FVF (as the same may be amended) is and at all times shall be subordinate to the Fee Mortgage in favor of Wells Fargo.  The precautionary deed of trust secures the payments made by FVF to Cadiz (or any successor in interest) under the Lease (and the return thereon as specified in the definition of Purchase Price) in the event that the Lease may be determined by a court of competent jurisdiction to be a lease intended as security or any other financing device.  The precautionary deed of trust in favor of FVF shall terminate upon exercise of the Cadiz Lease Termination Option or Repurchase Right in accordance with the terms of this Lease and receipt by FVF of the Purchase Price.  Upon termination of the precautionary deed of trust in accordance with the immediately preceding sentence, FVF shall execute such documentation reasonably requested by Cadiz to effectuate such termination of record.

This Lease is entered into by and among the undersigned effective as of the date last written below:

Dated: February 8, 2016

CADIZ REAL ESTATE LLC

By:   /s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Its: Manager
Address:
550 S. Hope Street, Suite 2850 Los Angeles, CA 90071

Dated: February 8, 2016

CADIZ INC.

By:  /s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Its: Chief Financial Officer
Address:
550 S. Hope Street, Suite 2850 Los Angeles, CA 90071

Dated: February 8, 2016

FENNER VALLEY FARM, LLC

By: /s/ Joseph Kirincich
Name: Joseph Kirincich
Its:  Chief Financial Officer
Address:
c/o Water Asset Management, LLC
509 Madison Avenue Suite 804 New York, NY 10022

EXHIBIT A

Cadiz Property

EXHIBIT B

Leased Property*

Section 21:

0556-311-49-0000
0556-311-50-0000
0556-311-52-0000
0556-311-53-0000

Section 27:

0556-311-09-0000

Section 28:

Northeast quarter of Section 28 (160 acres) plus the top eighth of the southeast quarter Section 28.

Section 33:

0556-341-01-0000
0556-341-02-0000
0556-341-03-0000
0556-341-04-0000
0556-341-05-0000
0556-341-06-0000
0556-341-07-0000
0556-341-08-0000
0556-351-01-0000
0556-351-02-0000
0556-351-03-0000
0556-351-04-0000
0556-351-05-0000
0556-351-06-0000
0556-351-07-0000
0556-351-08-0000

* To the extent the Assessor’s Parcel Numbers (“APNs”) or above description of the Leased Property conflicts with the below picture, the APNs and above description shall control, unless otherwise agreed by FVF.

 The description of the Leased Property is subject to modification based on the official plat/record of survey to be provided during the escrow period.

17
16
20
21
22
23
29
28
27
26
32
33
34
35
5
4
3
2

Cadiz Inc. Land

Leased Property

EXHIBIT “C”

Cadiz Farm Property

EXHIBIT “D”

Limoneira Lease

CADIZ - LIMONEIRA AMENDED AND RESTATED LEASE

1. Parties
Cadiz Real Estate LLC (“Cadiz”), a wholly-owned subsidiary of Cadiz Inc., is the owner of approximately 45,000 acres of land and the subsurface strata, inclusive of the unsaturated soils and appurtenant water rights (the “Cadiz Property”).

Limoneira Company (“Limoneira”) is a publicly traded agribusiness and real estate development company.

2. Leased Property
A minimum of 320 acres to a maximum of 1,480 acres located within 9,600 zoned agricultural acres within the Cadiz Property, with the exact location(s) to be mutually agreed to by the parties, on terms set forth in this Lease (“Leased Property”). Within thirty (30) days following the Effective Date, Cadiz will provide Limoneira a title report that identifies any and all liens recorded against the Leased Property, and a non-disturbance letter with regard to the Leased Property.

Further, as the parties may mutually agree from time to time during the Term, housing and other dwelling structures located adjacent to or near the Leased Property may be included within the “Leased Property” for purposes of housing Limoneira’s agricultural employees working on the Leased Property. Terms associated with such temporary housing facilities shall be agreed to in writing by the parties.

3. Initial Lease; Option to Lease Additional Acreage
Cadiz leases to Limoneira, and Limoneira leases from Cadiz, Three Hundred Twenty (320) acres (the “Initial Acreage”), plus an additional Two Hundred (200) acres (the “Added Acreage”), the location to be mutually agreed to by the parties, and subject to the planting schedule described in Section 5 hereof. Further, Cadiz hereby grants to Limoneira the right to exercise an option to lease (beyond the Initial Acreage) up to Six Hundred Forty (640) acres (“Option 1”), and up to Three Hundred Twenty (320) acres (“Option 2”) (the two options together are collectively referred to as the “Option”); provided that (a) notice of Limoneira’s exercise of the Option must be in writing and received by Cadiz no later than December 31, 2016 (for Option 1), and December 31, 2018 (for Option 2), and the physical planting of the lemon trees has occurred no later than December 31, 2017 (for Option 1) and December 31, 2019 (for Option 2).

Excepting any water or soil contamination that may exist on the Leased Property as of the Effective Date, Limoneira accepts the Leased Property in its “AS-IS” condition as of the Effective Date, and in respect to the acreage leased under the timely exercise of the Option, as of the date of the exercise of the applicable Option.

4. Effective Date; Lease Term
This Lease shall be effective as of last date this Lease is executed by the parties hereto as set forth on the signature page (the “Effective Date”), and shall expire with respect to actual planted acreage twenty (20) years following the initial planting on such acreage, and no later than December 31, 2039, or as earlier terminated pursuant to this Lease (the “Term”), with no automatic renewals, provided, however, that the parties may mutually agree (to be exercised in each party’s sole discretion) to extend the Term.

5. Use of Leased Property
The Leased Property is leased to Limoneira for the following purpose and for no other purpose except with the prior written consent of Cadiz, which shall be exercised by Cadiz in its sole and absolute discretion:

▪ The planting, growing, and harvesting of lemon trees.

Cadiz hereby represents that a conditional use permit from the County of San Bernardino is not required for the above described use of the Leased Property.

The parties agree that the intent of the parties is for Limoneira to plant, grow and harvest lemon trees on all of the Leased Property (that is, all 1,480 acres) by 2019. Although Limoneira is not obligated to exercise all or any part of the Option, Limoneira agrees that the Initial Acreage shall be planted with lemon trees no later than December 31, 2014.

Limoneira shall carry on all activities permitted herein in accordance with the best husbandry and best farming practices and sound management in accordance with sustainable farming practices and in such a manner that does not degrade the aquifer underlying the Leased Property. Limoneira shall not use or permit the use of the Leased Property for any unlawful purpose or in any way that will interfere with Cadiz’s use of the portion of its property not included in the Leased Property.

6. Lease Payment
In consideration for the Lease, Limoneira shall pay to Cadiz or its assignee an annual amount equal to the sum of (a) $200 per acre planted, prorated for partial acreages planted during the relevant period (“Base Rent”) and (b) 20% of the “Net Cash Flow” (“Lease Payment”). The Lease Payment shall be due and payable semi-annually on June 30 and December 31 of each year, and shall not exceed $1,200 per acre per year. For purposes of this Lease, “Net Cash Flow” shall mean gross revenues from the sale of the harvested lemons less operating expenses (including Base Rent but excluding depreciation or other non-cash expenses).

“Operating expenses” shall include, but not be limited to, expenditures incurred by Limoneira for farming and growing, frost prevention, soil treatments, irrigation, harvesting, packing and freight. Further, the parties may mutually agree (each exercised in its sole discretion) upon a characterization that extraordinary non-cash expenses be “operating expenses” for purposes of calculating Net Cash Flow.

7. Water Infrastructure and Supply
In consultation with Limoneira, Cadiz shall design, develop and construct the necessary infrastructure in order to supply water to Limoneira for its irrigation purposes on the Leased Property. Cadiz shall be responsible for well maintenance and the delivery of water to the planted acreage through all subsurface infrastructure, including mains and laterals. Limoneira shall be responsible for any deep ripping to the land prior to any planting, if necessary, and the costs associated with the surface distribution of such water to the trees through selected drip irrigation.

The water supply source for the Leased Property shall be from the Cadiz Property, and shall be provided by Cadiz to Limoneira for use on the Leased Property consistent with this Lease at a cost equal to $50 (in July 2013 dollars) per acre-foot as increased (but not decreased) by an escalation equal to the percentage change (year over year) of the Consumer Price Index for All Urban Consumers, Los Angeles-Riverside-Orange County, CA, All Items, not seasonally adjusted (1982-1984=100) (“CPI”) (“Water Cost”), which shall be invoiced by Cadiz and paid by Limoneira to Cadiz on a quarterly basis. The maximum water supply to which Limoneira is entitled shall be 5 acre-feet per acre of the Leased Property (the “Total Water Allowance,” with actual entitlement based on the number of acres actually planted being “Planted Water Allowance”). For illustration purposes only, if Limoneira has 1,280 acres planted, its Planted Water Allowance shall be 6,400 acre-feet, at a total cost of $320,000 + CPI.

Any and all water rights initiated or preserved as a result of Limoneira’s use of water on the Leased Property shall accrue to the benefit of Cadiz. Cadiz will be responsible to provide water in quantity and suitability for the purposes set forth in this Lease.

8. Taxes and Assessments
Cadiz shall pay, when due, all real property, personal property and/or any other type of tax or assessment relating to the Leased Property, except that Limoneira shall pay any taxes or assessments attributable to any alterations, additions or improvements made to the Leased Property by Limoneira or attributable to Limoneira’s personal property or fixtures.

9. Maintenance and Repairs; Utilities
All farming operations on the Leased Property shall be done at the sole cost and expense of Limoneira, and Limoneira agrees to keep the Leased Property free and clear of all liens or claims of any kind for labor or material, and agrees to keep the Leased Property and the crops thereon free of any labor claims of any kind or nature.

Limoneira agrees that it will not commit any waste or suffer any waste to be committed on the Leased Property and that at all times during the Term, it will keep and maintain all improvements now on the Leased Property, or that shall be constructed on the Leased Property during the Term with the approval of Cadiz, in as good order, condition and repair as reasonable use and wear thereof will permit, damage by the elements not traceable to the negligence of Limoneira or its agents or employees excepted.

Limoneira will observe, comply and conform to all laws of the State of California and all ordinance of the County of San Bernardino, affecting the use or occupation of the Leased Property, including without limitation all laws and ordinances relating to the transportation and use of fertilizer and other chemicals. Limoneira agrees not to apply pesticides, herbicides, insecticides, fungicides or other chemical treatments on the Leased Property that may have a residual effect beyond the Term of the Lease.

During the Term, Limoneira will keep and maintain in good order, condition and repair all subsurface irrigation pipelines, valves and headgates, and other subsurface structures and pipelines on the Leased Property used for the purposes of controlling the flow of water within the Leased Property.

10. Insurance
Limoneira agrees to obtain and keep in force during the Term workers’ compensation, general liability and such other insurance coverages as deemed reasonably necessary by Cadiz to protect against any liability for personal injury or property damage to the public incident to Limoneira’s use of or resulting from any accident occurring on or about the Leased Property. Such policies shall insure any contingent liability of Cadiz and shall name Cadiz as an additional insured. Such policies shall also provide for at least twenty (20) days written notice by the insurer to Cadiz prior to any cancellation or modification thereof.

11. Cadiz’s Right of Entry and Inspection
Cadiz, its agents or attorneys, shall have the right at all times to enter upon the Leased Property to inspect, to determine if Limoneira is complying with the terms of this Lease, and for any other purpose.

12. Cadiz Buy-Out Right
At any time during the Term, Cadiz shall have the right, exercised at any time and in its sole and absolute discretion, to divert the Total Water Allowance (or any portion thereof) by paying to Limoneira an amount equal to the sum of (a) all unamortized capital costs incurred by Limoneira pursuant to its permitted use of the Leased Property (based on a 20- year amortization schedule) and (b) 30% of such unamortized capital costs (“Cadiz BuyOut Right”). In the event Cadiz exercises the Cadiz BuyOut Right, Cadiz agrees that it shall not, directly or allow any third party to, harvest the then-planted lemon trees for profit on such portion of the Leased Property associated with the Total Water Allowance (or portion thereof) diverted.

13. Limoneira Tag Right
During the Term, Limoneira shall have the right to convert up to 578 acre-feet of the Total Water Allowance (proportionately reduced if the Planted Water Allowance is less than the Total Water Allowance) (the “Tag Right”) to obtain rights within the permitted 50,000 acre feet of that certain Cadiz Valley Water Conservation, Recovery, and Storage Project located on the Cadiz Property overlying the Fenner Valley Aquifer System (the “Project”).

Cadiz shall provide Limoneira written notice of any “firm contract” (that is, a non-contingent contract to sell Project water) within seven (7) days of the execution of the firm contract. Limoneira shall have sixty (60) days to exercise its Tag Right by providing written notice to Cadiz. See Exhibit A attached hereto and incorporated herein for an illustration of the Tag Right.

Limoneira agrees that if it exercises its Tag Right pursuant to this Section 13, it shall curtail use of any of the Total Water Allowance on one-fourth (1/4th) of the acres planted. For illustration purposes, if 320 acres are planted, Limoneira’s Tag Right is 125 acre-feet, and if exercised, it is precluded from using any of the Total Water Allowance on 80 acres, unless other water is deemed available by Cadiz through the implementation of its Project and an agreement is reached between Cadiz and Limoneira as to the source and cost of such new water supply.

14. Default
The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Limoneira (each, a “Limoneira Default”):

▪ The failure by Limoneira to make any Lease Payment or any other payment, including the Water Cost, required to be made by Limoneira under this Lease as and when due, where such failure shall continue for a period of ten (10) days after written notice of such failure from Cadiz to Limoneira;

▪ The failure by Limoneira to observe any of the material covenants, conditions or provisions of this Lease, other than the payment of money, where such failure shall continue for a period of twenty (20) days after written notice of such failure from Cadiz to Limoneira, provided, however, that if the nature of Limoneira’s default is such that more than twenty (20) days are reasonably required for its cure, Limoneira continually and diligently prosecutes such cure to completion.

The failure by Cadiz to observe any of the material covenants, conditions or provisions of this Lease, where such failure shall continue for a period of twenty (20) days after written notice of such failure from Limoneira to Cadiz, provided, however, that if the nature of Cadiz’s default is such that more than twenty (20) days are reasonably required for its cure, Cadiz continually and diligently prosecutes such cure to completion (“Cadiz Default”).

15. Termination
This Lease shall terminate upon the earliest of the following:

▪ The expiration of the Term (as to the particular acreage then expiring);

▪ Upon mutual agreement of the parties for any reason, including, but not limited to, a determination that the intended use of the Leased Property (that is, to plant, grow and harvest lemon trees for profit) is or becomes “economically unviable,” which shall include, without limitation, market or weather conditions that render the lemon operation unprofitable, the existence or occurrence of water or soil contamination or pollution, pest infestation, litigation and injunctions prohibiting or precluding the intended use of the Leased Property.

▪ At the option of Cadiz, the occurrence of a Limoneira Default;

▪ At the option of Limoneira, the occurrence of a Cadiz Default;

▪ At the option of either party, the occurrence of a “Force Majeure” event, which for purposes of this Lease shall be defined as the failure of a party to perform its obligations hereunder by reason of any fire, earthquake, flood, epidemic, explosion, riot, civil disturbance, act of public enemy or terrorism, war, act of God or similar event beyond such party’s control, and specifically with respect to Cadiz’s supply of water pursuant to the terms of this Lease, any governmental or judicial order to reduce the water volume or flow rate to the Leased Property;

▪ Exercise by Cadiz of the Cadiz Buy-Out Right.

Upon termination of this Lease, Limoneira shall quit and surrender the Leased Property to Cadiz in at least as good order, condition and repair as when received, reasonable use, damage by act of God or by natural causes excepted, remove all of Limoneira’s personal property and fixtures from the Leased Property (excepting planted lemon trees), and repair any damage caused by such removal. Limoneira shall promptly execute, acknowledge and deliver to Cadiz such instruments of further assurance as in the reasonable opinion of Cadiz are necessary or desirable to confirm or perfect Cadiz’s rights, title and interest in and to the Leased Property. The provisions of this paragraph shall survive the expiration or termination of this Lease. Upon termination, Limoneira shall have no further right or interest in or to the Leased Property or any part thereof.
In the event the Lease is terminated due to Cadiz’s exercise of the Cadiz Buy-Out Right or the occurrence of a Cadiz Default, Cadiz hereby agrees that it shall not, directly or allow any third party to, harvest the then-planted lemon trees for profit.

16. Indemnification
Cadiz shall not be liable in any manner for any loss, damage or injury to any person or the property of Limoneira or that of its agents or employees, or to any other person(s) or the property of such person(s) invited or permitted by Limoneira to come upon or about the Leased Property, or to any other person(s) who enters upon or about the Leased Property whether invitees, by trespass or otherwise, by reason of anything done, permitted to be done or suffered or admitted to be done, by Limoneira or its agents or employees or otherwise. Limoneira agrees to indemnify and save harmless Cadiz, its officers, directors, agents, employees, successors and assigns from any and all such liability, damage, cost and expense, to protect Cadiz against any claim that may be made, or action that may be brought against Cadiz, and pay all reasonable costs and expenses of such protection and defense.

Cadiz agrees to indemnify and save harmless Limoneira, its officers, directors, agents, employees, successors and assigns from any and all liability, damage, cost and expense suffered by Limoneira directly resulting from contamination of the Leased Property or the water supplied by Cadiz hereunder, provided that such contamination is caused by an agent or employee of Cadiz. Cadiz further agrees to indemnify and save harmless Limoneira, its officers, directors, agents, employees, successors and assigns from any and all liability, damage, cost and expense suffered by Limoneira (including reasonable attorneys’ fees and costs) directly resulting from actions or causes of actions against Cadiz and Limoneira that seek to prevent, enjoin or otherwise prohibit Limoneira from its intended use of the Leased Property.

17. Attorneys’ Fees
If either Limoneira or Cadiz has to institute legal proceedings of any kind or character to compel performance of any of the covenants or conditions to be paid, kept or performed under this Lease, the party recovering judgment shall have and recover all attorneys’ fees and costs incurred in connection with any such legal proceedings.

18. Binding Nature; General Provisions
Upon execution of this Lease, the parties modify, amend and restate that certain Cadiz-Limoneira Lease dated July 1, 2013.

The provisions of this Lease shall be binding upon the parties and their successors and permitted assigns commencing on the date last set forth the parties’ signatures. Limoneira shall not assign this Lease or sublet the Leased Property without the prior written consent of Cadiz which shall be exercised in Cadiz’s sole and absolute discretion.

The validity and interpretation of this Lease shall be governed by the laws of the State of California.

All individuals executing this Lease on behalf of the respective parties represent and warrant that they have the capacity and have been duly authorized to so execute the same. Each signatory shall indemnify each other party, and hold them harmless, from all damages, costs, attorneys’ fees and other expenses if not so authorized.

Any and all notices shall be given by a party to the other party in writing by delivery of such notice to such party personally or by certified or registered mail addressed to the party as set forth on the signature page of this Lease or such other address as delivered to the other party pursuant to this paragraph. In the case of notices by mail, notice shall be deemed to have been received forty-eight (48) hours after the date of deposit in the United States mail.

No waiver of any breach of any of the covenants, agreements, restrictions and conditions of this Lease shall be construed to be a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions.

No remedy shall be exclusive but shall, wherever possible, be deemed cumulative with all other remedies at law or in equity.

Time is of the essence in respect to the terms and provisions of this Lease.

Neither party will issue any public statement with respect to the existence of this Lease or its contemplated transactions, nor will either party use the other party’s names or trademarks, without the other party’s prior written consent.

Each party agrees to cooperate in the performance of this Lease and to execute and deliver any and all documents and perform any and all acts necessary to carry out its purpose and intent.

Nothing contained in this Lease shall create a partnership, joint venture or employment relationship between Cadiz and Limoneira. Neither party shall be liable, except as otherwise expressly provided for in this Lease, for any obligations or liabilities incurred by the other party.

[signatures contained on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date set forth below.

Dated: February 3, 2015	CADIZ REAL ESTATE LLC By:/s/ Timothy J. Shaheen Its:Manager Address: 550 S. Hope Street, Suite 2850 Los Angeles, CA 90071

Dated: February 3, 2015	LIMONEIRA COMPANY By:/s/ Joseph Rumley Its:CFO Address: 1141 Cummings Road Santa Paula, CA 93060

Exhibit E

Option Agreement

Prepared by and Return to: Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, Florida 33301 Attn: Eric Coffman Phone: 954-765-0500

OPTION AGREEMENT

    THIS OPTION AGREEMENT (this "Agreement") is dated February 8, 2016 between CADIZ REAL ESTATE LLC ("Cadiz"), having an address at 550 South Hope Street,  Suite 2850, Los Angeles, CA 90071, and FENNER VALLEY FARM, LLC ("FVF"), having an address at 509 Madison Avenue, Suite 804, New York, NY 10022.

B A C K G R O U N D:

    A. Cadiz and FVF are parties to an amended and restated ground lease dated February 8, 2016 (the "Lease"; capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Lease) for certain Leased Property described on Exhibit "A" attached hereto (together with the Delayed Lease Property or the Substitute Property, as applicable, the "Leased Property").

    B. The Lease grants FVF an option to purchase the Leased Property under certain circumstances and the parties desire to enter into this Agreement to memorialize the Lease Purchase Option.

    NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

    1. GRANT OF OPTION.  In the event (y) Cadiz does not exercise the Cadiz Lease Termination Option prior to its expiration, or (z) Wells Fargo declares an event of default under Cadiz Inc.’s senior secured indebtedness and accelerates the indebtedness due and owing thereunder by Cadiz Inc. (or such indebtedness automatically accelerates under the terms of Cadiz Inc.’s senior secured indebtedness), Cadiz grants FVF the right to purchase the Leased Property (the "Option").

    2. EXERCISE OF OPTION. FVF may exercise this Option by delivering written notice to Cadiz at Cadiz's address first listed above electing to exercise the Option (the “Option Election Notice”) at any time (y) after the Cadiz Lease Termination Option has expired, or (z) after Wells Fargo declares an event of default under Cadiz Inc.’s senior secured indebtedness and accelerates the indebtedness due and owing thereunder by Cadiz Inc. (or such indebtedness automatically accelerates under the terms of Cadiz Inc.’s senior secured indebtedness).

    3. CONDITIONS OF SALE.

       If FVF exercises the Option, the sale and conveyance of the Leased Property will be subject to the following:

      A. Purchase Price. Subject to any adjustments and prorations herein set forth, the purchase price (“Purchase Price”) for the Leased Property is One Dollar ($1.00).

       B. Closing Date. The closing of the purchase (the "Closing") will occur at the offices of a nationally recognized title insurance company selected by FVF on a date selected by FVF in the Option Election Notice (the "Closing Date") which date must be at least 10 (but not more than 90) days after FVF delivers the Option Election Notice.

       C. Prorations. The following items are to be computed and apportioned between FVF and Cadiz as of the Closing Date:

          (i) Real estate taxes computed pursuant to Section 9 of the Lease shall be apportioned on the basis of the fiscal year of the taxing authorities; and

          (ii) All realty transfer taxes due as a result of the sale of the Leased Property shall be paid by Cadiz.

       D. Delivery of Documents.

       At Closing, Cadiz shall deliver to FVF or its nominee or assignee the following documents in form and substance reasonably satisfactory to FVF:

          (i) A special warranty deed, duly executed and acknowledged by Cadiz in proper form for recording;

          (ii) An Affidavit of Non Foreign Status in the form and containing such information as may be required pursuant to applicable law and regulations thereunder;

          (iii)            All customary documents, certificates, affidavits, and other title deliveries necessary to cause a title company licensed to do business in the State of California to insure title to the Leased Property at standard rates; and

          (iv)            A settlement statement prepared by the title company insuring the Leased Property and duly executed by Cadiz.

    4. General.

       (i) Time of the Essence. Time is of the essence of this Agreement and all time periods referred to herein are of the essence and shall not be extended except pursuant to a written agreement between the parties hereto.

       (ii) Parties Bound. The terms and provisions of this Agreement shall inure to, extend to and be for the benefit of the heirs, successors, assigns, and legal representatives of the respective parties hereto.

       (iii) Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed certified mail, postage prepaid, return receipt requested, or sent by reputable overnight carrier, to the parties at their respective addresses stated in the introductory paragraph of this Agreement.

       (iv) Entire Agreement. This Agreement and the Lease represents the entire agreement by and between the parties hereto, except as otherwise provided for herein and it may not be changed except by written agreement duly executed by the parties hereto.

       (v) Further Acts.  In the event any supplemental agreement or writing contemplated hereunder is not executed at or prior to Closing through oversight or otherwise, the terms and provisions of this Agreement shall nevertheless survive the Closing of the sale and purchase and shall continue in full force and effect until all such obligations are fully performed and satisfied.

       (vi) Governing Law. This Agreement shall be construed in accordance of the laws of the State of California.  Should either party breach or be in default of any covenant contained in this Agreement, the other party shall have the right to exercise all available remedies at law and in equity.

       (vii) Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

       (viii) Authority. All parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement in the names, titles and capacities herein stated and on behalf of the entities, persons, estate or firms represented or purported to be represented by such persons, and that all formal requirements necessary or required by any state and/or, federal law for Cadiz to enter into this Agreement and have been complied with fully.

       (ix)           Termination. Upon termination of the Lease, FVF shall have no further right or interest in the Option or to the Leased Property or any part thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals the day and year first above written.

CADIZ:

WITNESS:	CADIZ REAL ESTATE LLC

By:           /s/ Timothy J. Shaheen
Name:      Timothy J. Shaheen
Title:        Manager

STATE OF __________

COUNTY OF _________

The foregoing instrument was acknowledged before me this _____ day of February, 2016 by __________________________________, of CADIZ REAL ESTATE LLC, on behalf of the company, who is ☐ personally known to me or ☐ who has produced ____________________________ as identification.

____________________________________
Notary Public

FVF:
WITNESS:
FENNER VALLEY FARM, LLC

/s/  Joseph Kirincich                                            By:       /s/ Marc Robert
Name:  Marc Robert
Title:    Managing Member

STATE OF New York

COUNTY OF New York

The foregoing instrument was acknowledged before me this 8th day of February, 2016 by Marc H. Robert, of FENNER VALLEY FARM, LLC, on behalf of the company, who is ☐ personally known to me or ☒ who has produced NYSDL # XXX XXX XXX as identification.

  /s/ Sharjana Rohman
Notary Public

EXHIBIT A

DESCRIPTION OF LEASED PROPERTY

Section 21:

0556-311-49-0000
0556-311-52-0000
0556-311-53-0000

Section 27:

0556-311-09-0000

Section 28:

Northeast quarter of Section 28 (160 acres) plus the top eighth of the southeast quarter Section 28.

Section 33:

0556-341-01-0000
0556-341-02-0000
0556-341-03-0000
0556-341-04-0000
0556-341-05-0000
0556-341-06-0000
0556-341-07-0000
0556-341-08-0000
0556-351-01-0000
0556-351-02-0000
0556-351-03-0000
0556-351-04-0000
0556-351-05-0000
0556-351-06-0000
0556-351-07-0000
0556-351-08-0000